Exhibit 3.3
CERTIFICATE OF ELIMINATION
OF
SERIES C, SERIES D, SERIES E, AND SERIES F
PREFERRED STOCK
OF
MOBILITY ELECTRONICS, INC.
(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
     Mobility Electronics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), certifies as follows:
     FIRST: Article FOURTH of the Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of 15,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which Preferred Stock, 2,500 shares have been designated Series A Preferred Stock, 6,168 shares have been designated Series B Preferred Stock, 4,500,000 shares have been designated Series C Preferred Stock, 500,000 shares have been designated Series D Preferred Stock, 1,400,000 shares have been designated Series E Preferred Stock, 1,000,000 shares have been designated Series F Preferred Stock, and 50,000 shares have been designated Series F Preferred Stock
     SECOND: The following resolution was adopted on March 19, 2008 by the Board of Directors of the Company as required by Section 151(g) of the General Corporation Law of the State of Delaware:
WHEREAS, Section 151(g) of the General Corporation Law of the State of Delaware provides that a certificate of designation may, by resolution of a corporation’s board of directors, be eliminated from a corporation’s certificate of incorporation if there are no shares of such stock outstanding and no such shares will be issued subject to such certificate of designation.
WHEREAS, (i) none of the authorized shares of the Company’s Series C Preferred Stock are currently outstanding, and no shares of the Series C Preferred Stock will be issued subject to the Certificate of Designations previously filed with the Secretary of State of the State of Delaware on November 24, 1998 with respect to Series C Preferred Stock, (ii) none of the authorized shares of the Company’s Series D Preferred Stock are currently outstanding, and no shares of the Series D Preferred Stock will be issued subject to the Certificate of Designations previously filed with the Secretary of State of the State of Delaware on March 3, 2000 with respect to Series D Preferred Stock, (iii) none of the authorized shares of the Company’s Series E Preferred Stock are currently outstanding, and no shares of the Series E Preferred Stock will be issued subject to the Certificate of Designations previously filed with the Secretary of State of the State of Delaware on January 14, 2003 with respect to Series E Preferred Stock, and (iv) none of the authorized shares of the Company’s Series F Preferred Stock are currently outstanding, and no shares of the Series F Preferred Stock will be issued subject to the Certificate of Designations previously filed with the Secretary of State of the State of Delaware on January 14, 2003 with respect to Series F Preferred Stock.
NOW, THEREFORE, BE IT RESOLVED, that the Company’s Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock be, and hereby are, eliminated.
FURTHER RESOLVED, that the Authorized Officers hereby are, and each of them hereby is, authorized and directed to execute, deliver, file and record with the Secretary of State of the State of Delaware, a certificate pursuant to Section 151(g) of the General Corporation Law of the State of Delaware and all such other instruments and documents, and to take or cause to be taken all other actions on behalf of the Company, which in the judgment of such officers, or any of them, may be necessary or appropriate to carry out the foregoing resolutions and the purposes and intent thereof.
     THIRD: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all matters set forth in the Certificate of Incorporation, as amended, with respect to such Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock are hereby eliminated from the Certificate of Incorporation, as amended.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 21st day of May, 2008.

MOBILITY ELECTRONICS, INC.
By:	/s/ Brian M. Roberts
	Name:	Brian M. Roberts
	Title:	Vice President, General Counsel & Secretary